Exhibit 10.3



October 8th, 1998                                           Randeep S. Grewal
                                                               Chairman & CEO


Mr. Ilyas Chaudhary
Chairman of the Board
Saba Petroleum Company
3201 Airpark Drive Suite 201
Santa Maria CA 93455

Re: Preferred Series A Stock

Dear Ilyas,


In view of our various discussions relating to Horizontal Ventures Inc (HVNV) acquiring the referenced stock from Rose Glen, we hereby confirm the following:

1.   Following  the  acquisition  of the 7000  shares.  or greater,  of Series A
     Preferred Stock by HVNV from Rose Glen, HVNV will convert all of the Saba Preferred Series A Stock acquired by it, into common Saba stock at a price of $2.50 per share. The total value of the conversion will be equal to the price HVNV pays Rose Glen inclusive of all accrued interest and dividends. Such conversion will take place on or before December 30th 1998.

2. Upon conversion, Saba will provide one seat on the Board in a Board not to exceed five.

3. At conversion, HVNV will waive all defaults in existence that would have been acquired by it. Additionally HVNV waives any future defaults that may result from any action or inaction from HVNV

4. Counsel to HVNV will file any required Proxy and Registration Statement. Saba will diligently provide all required assistance documents and make available counsel as required.

We look forward to a long -term partnership with all the fellow shareholders and yourself.


Best Regards,

/s/ Randeep Grewal

                          ON BEHALF OF SABA PETROLEUM COMPANY
                             ACCEPTED AND AGREED TO
                        On this 8th day of October, 1998

                          By: /s/ Ilyas Chaudhary
                                Chairman and CEO